Exhibit 99.1

IMPLANT SCIENCES REPORTS FOURTH QUARTER AND FISCAL 2013

FINANCIAL RESULTS

FY 2013 Revenues Increase 253% to $12.0 million

Wilmington, MA… September 30, 2013…Implant Sciences Corporation (OTCQB:IMSC), a high technology supplier of systems and sensors for the homeland security market and related industries, today announced financial results for the fiscal quarter and fiscal year ended June 30, 2013.

Revenues for the fourth quarter ended June 30, 2013 increased 335%, to $2.4 million, from $0.6 million for the comparable prior year period.  Our net loss for the quarter ended June 30, 2013 was $5.5 million as compared with a net loss of $4.4 million for the comparable prior year period, an increase of $1.1 million.  The increase in the net loss is primarily due to $1.6 million of stock-based compensation recorded on option grants to our directors and officers in September 2012, increased operating expenses and increased interest expense.

Revenues for the year ended June 30, 2013 increased 253%, to $12.0 million, from $3.4 million for the comparable prior year period. Our net loss for the year ended June 30, 2013 was $27.4 million as compared with a net loss of $14.6 million for the comparable prior year period, an increase of $12.8 million.  The increase in the net loss is primarily due to $13.9 million of stock-based compensation recorded on the September 2012 officer and director option grants, increased operating expenses and increased interest expense.

Earnings before interest, taxes, depreciation, stock-based compensation, warrants issued to non-employees and common stock issued to consultants (“Adjusted EBITDA”), which is reconciled to net income in this press release, calculated in accordance with U.S. generally accepted accounting principles, were a loss of $1,928,000 in the quarter ended June 30, 2013, compared to a loss of $2,550,000 in the comparable prior year period and a loss of $6,948,000 for the year ended June 30, 2013, compared to a loss of $8,057,000 in the comparable prior year period.

Glenn D. Bolduc, President and CEO of Implant Sciences, commented, “During our recently concluded fourth quarter and fiscal year, Implant Sciences achieved a number of important strategic goals that we believe position the Company for consistent and sustainable growth. We have taken important steps to broaden the markets we serve, increase our revenue opportunities, and improve our financial stability.” The following are some of our recent developments:

▪

In January 2013, our QS-B220 Desktop Trace Detector successfully completed independent validation testing with the Transportation Security Laboratory (the “TSL”), the testing body of the Transportation Security Administration (the “TSA”), and was accepted into the “Approved” section of the TSA’s Air Cargo Screening Technology List.

▪

In July 2013, the QS-B220 successfully completed Independent Testing and Evaluation with the TSL and is currently in testing at the TSA Systems Integration Facility for qualification on the TSA’s Qualified Product List for passenger checkpoint and checked baggage screening.

▪

We have received preliminary notification that the QS-B220 has  been certified by the Service Technique de l’Aviation Civile (“STAC”), the French civil aviation authority.

▪

We continued global distribution of our QS-H150 handheld with sales to Japan, Africa, Asia, the Middle East, Europe and to a U.S. Government agency.

▪

We achieved growing sales of our QS-B220 to customers including the U.S. Government and several domestic and international freight forwarders.

▪

During fiscal 2013, we filed three patent applications with and received two patents from the U.S. Patent and Trademark Office.

▪

In June 2013, we opened American Implant Sciences Shanghai Representative Office, a marketing office in Shanghai, China, which better positions us to collaborate with our in-country distributors, identify new distributors and enhance our understanding of the Chinese market.

▪

We extended the maturity of our credit agreements with DMRJ Group LLC through March 31, 2014, and negotiated the conversion of $24 million of the line of credit to convertible term notes, increasing availability under the $23 million line of credit.”

Mr. Bolduc concluded, “Our continued progress with the TSA, in achieving acceptance onto the air cargo screening technology list and independent validation testing for passenger checkpoint screening, along with achieving STAC certification, are very significant achievements which we believe establish our credibility as the next generation explosives technology in the competitive global trace explosives industry. The influx of industry talent that we have recruited over the past twelve months increases our ability to innovate new technologies, build new products, and grow our market share and revenues.  We remain excited about our future prospects.”

Details for the quarter and fiscal year ended June 30, 2013 follow below.

Quarter Ended June 30, 2013 vs. June 30, 2012

➢

Revenues for the quarter ended June 30, 2013 were $2,402,000 as compared with $552,000 for the comparable prior year period, an increase of $1,850,000, or 335.1%.  The increase in revenue is due primarily to increased shipments into, Africa, the Middle East, Mexico and China, resulting in a 130% increase in the number of QS-H150 handheld units sold, increased domestic and international sales of our QS-B220 desktop units, and increased sales of parts and supplies during the quarter ended June 30, 2013, as compared to the comparable prior year period, partially offset by a 2.2% decrease in average unit sell prices on sales of our QS-H150 handheld units.

➢

Gross margin for the quarter ended June 30, 2013 was $697,000 or 29.0% of revenues as compared with gross margin of $53,000 or 9.6% of revenues for the comparable prior year period.  The increase in gross margin is primarily the result of increased unit sales of our QS-H150 and QS-B220, increased manufacturing overhead absorption, partially offset by increased manufacturing overhead spending due to stock-based compensation recorded on the September 2012 officer and director option grants, increased manufacturing personnel costs and increased warranty costs due to the increase in units sold, as compared to the comparable prior year period.

➢

Research and development expense for the quarter ended June 30, 2013 was $1,233,000 as compared with $815,000 for the comparable prior year period, an increase of $418,000 or 51.3%.  The increase in research and development expense is due primarily to increased payroll and related benefit costs, stock-based compensation recorded on the September 2012 officer and director option grants, partially offset by decreased contracted engineering.

➢

Selling, general and administrative expenses for the quarter ended June 30, 2013 were $3,515,000 as compared with $2,522,000 for the comparable prior year period, an increase of $993,000, or 39.4%.  The increase in selling, general and administrative expenses is due primarily a $1,325,000 increase in stock-based compensation recorded on the September 2012 officer and director option grants and warrants to purchase shares of our common stock, increased travel expense resulting from the addition of sales personnel, partially offset by decreased consulting fees due to the issuance of common stock to certain consultants in the comparable prior year period and decreased legal costs.

➢

For the quarter ended June 30, 2013, other expense, net was $1,493,000 as compared with other expense, net of $1,100,000, for the comparable prior year period, an increase of $393,000. The increase was primarily due to increased interest expense on higher borrowings under our credit facility with DMRJ.

➢

Our net loss for the quarter ended June 30, 2013 was $5,544,000 as compared with a net loss of $4,384,000 for the comparable prior year period, an increase of $1,160,000, or 26.5%.  The increase in the net loss is primarily due to stock-based compensation recorded on the September 2012 officer and director option grants, increased operating expenses and increased interest expense.

Year Ended June 30, 2013 vs. June 30, 2012

➢

Revenues for the year ended June 30, 2013 were $12,017,000 as compared with $3,406,000 for the prior year, an increase of $8,611,000 or 252.8%.  The increase in revenue is due primarily to a 225% increase in the number of QS-H150 handheld units sold, due primarily to the shipment of the India Ministry of Defence order, $848,000 in sales to agencies of the U.S. Government, increased sales into Africa, the Middle East and Japan, increased domestic and international sales of our QS-B220 desktop units, which we began shipping commercially in the third quarter of fiscal 2012 and, increased sales of parts and supplies during the year ended June 30, 2013, as compared to the comparable prior year period, partially offset by an 4.9% decrease in average unit sell prices on sales of our QS-H150 handheld units.

➢

Gross margin for the year ended June 30, 2013 was $3,429,000 or 28.5% of revenues as compared with gross margin of $999,000 or 29.3% of revenues for the prior year period.  The decrease in gross margin is primarily the result of increased manufacturing overhead spending due to stock-based compensation recorded on the September 2012 officer and director option grants, costs incurred to support the India Ministry of Defence order, increased warranty costs, increased manufacturing personnel costs, and by the decrease in the average unit sell prices on sales of our QS-H150 handheld units in the year ended June 30, 2013, as compared to the prior year period.

➢

Research and development expense for the year ended June 30, 2013 was $4,754,000 as compared with $3,180,000 for the prior year period, an increase of $1,574,000 or 49.5%.  The increase in research and development expense is due primarily to a $923,000 increase in stock-based compensation recorded on the September 2012 officer and director option grants and increased payroll and related benefit costs, partially offset by a decrease in contracted engineering.

➢

Selling, general and administrative expenses for the year ended June 30, 2013 were $20,630,000 as compared with $8,575,000 for the prior year period, an increase of $12,055,000, or 140.6%.  The increase in selling, general and administrative expenses is due primarily to a $12,172,000 increase in stock-based compensation recorded on the September 2012 officer and director option grants and warrants to purchase shares of our common stock, an increase in payroll, related benefit costs and travel expense resulting from the addition of sales personnel and increased sales commissions, the imposition of liquidated damages of $298,000 under our contact with the India Ministry of Defence, due to delayed shipment, increased selling expenses due to the opening of our Shanghai representative office, increased participation at industry trade shows and an increase in demonstration units provided to our sales force,  increased in bank fees related to the extension of letters of credit issued under our agreement with the India Ministry of Defence, and increased in legal fees and costs incurred to increase our authorized shares, partially offset by decreased consulting fees due to the issuance of our common stock to certain consultants in the prior year period and the $295,000 benefit recognized as a result of the litigation settlement with Fulong.

➢

For the year ended June 30, 2013, other expense, net was $5,399,000 as compared with other expense, net of $3,880,000, for the prior year period, an increase of $1,519,000. The increase was primarily due to increased interest expense on higher borrowings under our credit facility with DMRJ.

➢

Our net loss for the year ended June 30, 2013 was $27,354,000 as compared with $14,636,000 for the prior year, an increase of $12,718,000, or 86.9%.  The increase in the net loss is primarily due to stock-based compensation recorded on the September 2012 officer and director option grants, increased operating expenses and increased interest expense due to higher borrowings under our credit facility with DMRJ.

Company Conference Call

The Company will host a webcast and conference call on Monday, September 30, 2013 at 4:15 PM Eastern time to review the fourth quarter and fiscal year ended June 30, 2013 financial results. Following the Company’s prepared remarks there will be a Q&A session.  The call can be accessed by interested parties by dialing: 877-299-4454 within the U.S. or 617-597-5447 outside the U.S. and entering passcode 57378790.  Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available approximately two hours after the call for one month by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode 26384817.  The conference call will also be available live over the Internet at the “Webcasts” page of the Investor Relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for one month after the call.

About Implant Sciences

Implant Sciences is the leader in next generation Explosives Trace Detection (ETD) technology. In January 2013, the Company became only the fourth ETD manufacturer, and the sole American-owned company, to receive product approval from the US Transportation Security Administration. Implant Sciences develops, manufactures and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed proprietary technologies used in its commercial explosives and narcotics trace detection systems, which ship to a growing number of locations domestically and internationally. Implant Sciences’ QS-H150 portable explosives trace detector has received Qualified Anti-Terrorism Technology Designation and, in addition to receiving TSA approval for air cargo screening, the Company’s QS-B220 has also received a Developmental Testing & Evaluation (DT&E) Designation by the U.S. Department of Homeland Security under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay all of our indebtedness to our secured lender, DMRJ Group, by March 31, 2014; if we are unable to satisfy our obligations to DMRJ and to raise additional capital to fund operations, DMRJ may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern; our explosives detection products and technologies (including any new products we may develop) may not be accepted by the Transportation Security Administration or by other U.S. or foreign government and law enforcement agencies or commercial consumers of security products; economic, political and other risks associated with international sales and operations could adversely affect our sales; liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; our business is subject to intense competition; our markets are subject to rapid technology change and our success will depend on our ability to develop and introduce new products; we may not be able to retain our management and key employees or identify, hire and retain additional personnel as needed; we may not be able to enforce our patent and other intellectual property rights or operate without infringing on the proprietary rights of others: and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management’s current expectations and assumptions which could differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended June 30, 2013. The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation

Glenn Bolduc, President and CEO

(978) 752-1700

gbolduc@implantsciences.com

or

Investor Contact:

Laurel Moody

646-810-0608

lmoody@corporateprofile.com

Implant Sciences Corporation
Consolidated Balance Sheets

	June 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$80,000	$84,000
Restricted cash and investments	433,000	1,274,000
Accounts receivable-trade, net of allowances of $0 and $20, respectively	1,216,000	182,000
Inventories, net	2,145,000	3,193,000
Prepaid expenses and other current assets	395,000	809,000
Total current assets	4,269,000	5,542,000
Property and equipment, net	395,000	220,000
Restricted cash and investments	312,000	312,000
Other non-current assets	122,000	162,000
Total assets	$5,098,000	$6,236,000
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Senior secured convertible promissory note	$3,184,000	$3,224,000
Senior secured promissory note	1,000,000	1,000,000
Second senior secured convertible promissory note	12,000,000	-
Third senior secured convertible promissory note	12,000,000	-
Line of credit	12,403,000	26,231,000
Current maturities of obligations under capital lease	62,000	24,000
Payable to Med-Tec	19,000	30,000
Accrued expenses	6,754,000	4,360,000
Accounts payable	2,026,000	2,654,000
Deferred revenue	109,000	1,081,000
Total current liabilities	49,557,000	38,604,000
Long-term liabilities:
Long-term obligations under capital lease, net of current maturities	89,000	33,000
Total long-term liabilities	89,000	33,000
Total liabilities	49,646,000	38,637,000
Commitments and contingencies	-	-
Stockholders' deficit:
Common stock; $0.001 par value; 200,000,000 shares authorized; 57,655,594 and 57,645,049 shares issued and outstanding at June 30, 2013 and 50,000,000 shares authorized, 39,163,540 and 39,152,995 shares issued and outstanding at June 30, 2012	58,000	39,000
Preferred stock; no stated value; 5,000,000 shares authorized	-	-
Series G Convertible Preferred Stock, no stated value; 650,000 shares authorized, 16,167 shares issued and outstanding at June 30, 2013 and 164,667 shares issued and outstanding at June 30, 2012, respectively (liquidation value $129,000 and $1,317,000, respectively)	27,000	274,000
Series H Convertible Preferred Stock; no stated value; 15,000 shares authorized, no shares issued and outstanding	-	-
Series I Convertible Preferred Stock; no stated value; 15,000 shares authorized, no shares issued and outstanding	-	-
Series J Convertible Preferred Stock; no stated value; 6,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	103,937,000	87,313,000
Accumulated deficit	(146,876,000)	(119,522,000)
Deferred compensation	(1,621,000)	(432,000)
Treasury stock, 10,545 common shares, at cost	(73,000)	(73,000)
Total stockholders' deficit	(44,548,000)	(32,401,000)
Total liabilities and stockholders' deficit	$5,098,000	$6,236,000

Implant Sciences Corporation
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Years Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$2,402,000	$552,000	$12,017,000	$3,406,000
Cost of revenues	1,705,000	499,000	8,588,000	2,407,000
Gross margin	697,000	53,000	3,429,000	999,000
Operating expenses:
Research and development	1,233,000	815,000	4,754,000	3,180,000
Selling, general and administrative	3,515,000	2,522,000	20,630,000	8,575,000
Total operating expenses	4,748,000	3,337,000	25,384,000	11,755,000
Loss from operations	(4,051,000)	(3,284,000)	(21,955,000)	(10,756,000)
Other income (expense), net:
Interest income	-	1,000	2,000	4,000
Interest expense	(1,493,000)	(1,101,000)	(5,401,000)	(3,884,000)
Total other expense, net	(1,493,000)	(1,100,000)	(5,399,000)	(3,880,000)
Net loss	$(5,544,000)	$(4,384,000)	$(27,354,000)	$(14,636,000)

Net loss per share, basic and diluted	$(0.10)	$(0.12)	$(0.56)	$(0.43)
Weighted average shares used in computing net loss per common share, basic and diluted	56,306,327	37,484,662	49,124,942	34,242,719

Implant Sciences Corporation
Earnings Before Interest, Taxes, Depreciation and Stock-Based Compensation (“Adjusted EBITDA”)
(Unaudited)

	For the Three Months Ended		For the Years Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net loss	$(5,544,000)	$(4,384,000)	$(27,354,000)	$(14,636,000)
Interest expense, net	1,493,000	1,100,000	5,399,000	3,880,000
Income taxes	-	-	-	-
Depreciation	26,000	18,000	84,000	72,000
Stock-based compensation	1,583,000	57,000	13,908,000	257,000
Warrants issued to non-employees	214,000	142,000	696,000	467,000
Common stock issued to consultants	300,000	517,000	319,000	1,903,000
Adjusted EBITDA (1)	$(1,928,000)	$(2,550,000)	$(6,948,000)	$(8,057,000)

(1) Adjusted EBITDA is defined as net loss plus interest expense, net of interest income, income taxes, depreciation, stock-based compensation, fair value of warrants issued to non-employees and the fair value of common stock issued to consultants.  EBITDA is commonly used in the technology industry, and we present Adjusted EBITDA to enhance your understanding of our financial performance.  We use Adjusted EBITDA as an internal performance measurement and believe that it provides investors and analysts with a measure of operating results unaffected by differences in capital structures and capital investment among otherwise comparable companies and improves comparability of results of operations. Management uses this supplemental measure to evaluate performance over a period of time and to analyze underlying trends in the Company's business and to establish operational goals and forecast that are used in allocating resources.  We expect to compute our non-GAAP financial measure, using the same consistent method from quarter to quarter and year to year.

While we believe that Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles, or GAAP.  You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other performance measures calculated in accordance with GAAP.  In addition, Adjusted EBITDA has inherent material limitations as a performance measure.  It does not include interest expense, but because we have borrowed money, interest expense is a necessary element of our costs.  In addition, Adjusted EBITDA does not include depreciation.  Since we have capital assets, depreciation expense is a necessary element of our costs.  Adjusted EBITDA does not include stock-based compensation, which is a necessary element of our costs since we issue stock awards to employees as an important incentive to maximize overall company performance and as a benefit of employment with the company.  Adjusted EBITDA does not include the fair value of warrants issued to non-employees, which is a necessary element of our costs since we have issued warrants to non-employees and as part of our financing strategy. Finally, Adjusted EBITDA does not include the fair value of common stock issued to consultants, which is a necessary element of our costs since we have issued shares of our common stock in lieu of cash payments to consultants we have retained. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.